Exhibit 99.1
Twitter Q1 2021 Shareholder Letter
San Francisco, CA
April 29, 2021
Except as otherwise stated, all financial results discussed below are presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. As supplemental information, we have provided certain non-GAAP financial measures in this letter’s supplemental tables, and such supplemental tables include a reconciliation of these non-GAAP measures to our GAAP results. All growth rates referenced below are year over year unless otherwise indicated. The sum of individual metrics may not always equal total amounts indicated due to rounding.
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Highlights
•Q1 was a solid start to the year with total revenue of $1.04 billion up 28% year over year, reflecting strength in brand advertising in March as well as accelerating year-over-year growth in Mobile App Promotion (MAP) revenue. Operating margin of 5% reflects ongoing investments across our top objectives.
•Average monetizable DAU (mDAU) reached 199 million, up 20% year over year and up 7 million sequentially, driven by ongoing product improvements and global conversation around current events.
•We made significant progress on our brand and direct response products, with updated ad formats, improved measurement, and new brand safety controls, contributing to 32% year-over-year growth in ad revenue in Q1.

Q1 was a solid start to the year with total revenue of $1.04 billion up 28% year over year, reflecting strength in brand advertising in March as well as accelerating year-over-year growth in Mobile App Promotion (MAP) revenue. Operating margin of 5% reflects ongoing investments across our top objectives.

Total revenue was $1.04 billion in Q1, an increase of 28%, or 27% on a constant currency basis. Total US revenue was $556 million, an increase of 19%. Total international revenue was $480 million, an increase of 41%, or 38% on a constant currency basis. Japan remains our second largest market, growing 30% and contributing $170 million, or 16% of total revenue in Q1.

Total advertising revenue was $899 million, an increase of 32%, or 30% on a constant currency basis. Data licensing and other revenue totaled $137 million, an increase of 9%.

Operating income totaled $52 million, or 5% of total revenue, compared to an operating loss of $7 million, or -1% for the same period in 2020. We delivered net income of $68 million, net margin of 7%, and diluted EPS of $0.08.

Average monetizable DAU (mDAU) reached 199 million, up 20% year over year and up 7 million sequentially, driven by ongoing product improvements and global conversation around current events.

We want to make it easier for people to find what they are looking for when they come to Twitter by better organizing content around Topics and Interests. In Q1, we launched more than 700 new international Topics and deepened coverage in popular English categories like Food, Science, and Entertainment, to provide a more tailored experience. People can now choose from more than 7,000 Topics across nine languages to keep up with what's happening on Twitter. We’re also personalizing Topic recommendations to help new customers find their interests more quickly. During sign-up, customers can now choose Topics to follow from a dynamic list of what’s most popular -- an improvement that led to 33% of new customers following Topics during sign-up in Q1. We’re also making it easier to browse noteworthy voices and see the best conversations within a Topic with a redesigned, personalized Topic picker, and updates to our Topic landing pages.

Conversations are also core to our service. After all, Twitter is where people go to see and talk about what’s happening -- and we want to make it easier to follow and participate in those conversations. In Q1, we focused on giving creators more tools to start interesting conversations with the expansion of Twitter Spaces, the acquisition of Revue, and improvements to how people share and view media on Twitter. For Spaces, we expanded to Android in Q1 and began shipping weekly iOS updates with a focus on giving hosts more controls and moderation tools, content discovery, and reliability. We also acquired Revue, a service that makes it easy for anyone to start, publish, and monetize editorial newsletters on Twitter, and we began testing ways to improve how people share and view media on Twitter, including the ability to upload and view 4K images and bigger and better images in the timeline.

We continue to enhance the global conversation on Twitter with live and on-demand video content, including short videos and highlights, across sports, entertainment, gaming, news, and politics. In Q1, we worked with the NBA to invite students of Historically Black Colleges and Universities to be media correspondents interviewing the NBA's biggest stars -- exclusively distributed on Twitter over All-Star weekend. We also saw innovations from our content partners on Twitter Spaces with the GRAMMYs Official After Party and the Premiere Lacrosse League draft both hosted on Twitter Spaces in Q1.

Health also continues to be a top priority, and an important part of our work is providing people with context so they can make informed decisions about what they see and how they engage on Twitter. To that end, in Q1:
•We introduced a pilot of Birdwatch in the US, a new community-driven approach to help address misleading information on Twitter. The goal is to continue to empower people to identify information in Tweets they believe is misleading and write notes for everyone to see.
•We expanded our work to identify state-affiliated accounts by labeling accounts from Group of Seven (G7) countries as well as a majority of other countries to whom Twitter has attributed state-linked information operations. We also began applying labels to the personal accounts of heads of state for these countries.
•We started proactively applying labels to Tweets that may contain misleading information about COVID-19 vaccines (in addition to our continued efforts to remove harmful COVID-19 misleading information from the service). Since introducing our COVID-19 guidance, we have enforced our policies against 11.5 million accounts worldwide.

In addition to providing more context, we remain committed to ongoing enforcement and transparency. As part of that work, we took action on accounts engaging in coordinated harmful activity, following riots at the US Capitol in Q1. We permanently suspended over 150,000 accounts that were propagating a conspiracy theory linked directly to dangerous behavior happening off of Twitter. In a separate action, we disclosed four additional networks of accounts to our archive of state-linked information operations in Q1 attributed to Armenia, Russia, and a previously disclosed network from Iran. 373 associated accounts across the four networks were permanently suspended from Twitter in Q1 for violations of our platform manipulation policies and the data was shared with our research partners for independent investigation and analysis.

When it comes to the Twitter Rules, we recognize that politicians and government officials are constantly evolving how they use the service, and we want our policies to remain relevant to the ever-changing nature of political discourse on Twitter and to continue to promote healthy conversation. We have a longstanding commitment to building our rules in public. To that end, we called for public input on our approach to world leaders in Q1, asking people across the globe to weigh in on whether or not they believe world leaders should be subject to the same rules as others on Twitter -- and should a world leader violate a rule, what type of enforcement action is appropriate. We are also consulting with a range of civil society organizations and academics worldwide whose feedback will be reflected in forthcoming revisions to our policy framework.
We made significant progress on our brand and direct response products, with updated ad formats, improved measurement, and new brand safety controls, contributing to 32% year-over-year growth in ad revenue in Q1.
We delivered $899 million in ad revenue in Q1, a 32% increase, driven by strength in brand advertising in March as well as accelerating year-over-year growth in MAP revenue.
We made progress on a number of new ad offerings in Q1, including the launch of Curated Categories -- an engaging, brand-safe way to match advertisers with thematic premium video content on Twitter. Curated Categories package video content from leading premium publishers across categories like basketball, soccer, men’s and women’s lifestyle, and gaming, allowing advertisers to run pre-roll ads exclusively against selected content. Curated Categories go beyond industry standard offerings, allowing advertisers to target content and conversations unique to Twitter. We also unveiled a new campaign setup experience for advertisers to make publisher pairing easier and more intuitive. Amplify Pre-roll advertisers now have full transparency into the publishers and amount of monetizable inventory in each of our categories, reducing operational burden and enabling them to make smarter, faster targeting decisions.

In addition, we launched an improved viewer experience for pre-roll ads across Twitter Amplify. Enhancements include prominently featuring the advertiser’s brand logo throughout the duration of the ad and offering additional labeling to improve clarity and drive better brand metrics. Early tests show a 10% increase in ad recall and 7% increase in brand favorability compared to our previous pre-roll design(1).
In preparation for privacy changes related to Apple’s iOS 14.5 update, we expanded our integration with SKAdNetwork, Apple’s proprietary measurement solution, to support view-through attribution at the campaign level. View-through attribution helps advertisers understand whether someone acted after seeing an ad on Twitter and complements our existing support for click-through attribution via SKAdNetwork. We also completed our SKAdNetwork API integrations with the leading global Mobile Measurement Partners (MMPs), which many advertisers use for independent campaign performance verification, ensuring that advertisers can continue to measure Twitter's advertising effectiveness in ways that respect consumer privacy.
While it is still too early to understand the full impact of Apple’s iOS 14.5 changes, our integration with SKAdNetwork has allowed us to reach a new audience, increasing the total number of iOS devices to which we can advertise with MAP ads by 30% while maintaining cost-per-install performance.
We continue to build on our commitment to provide all advertisers with control and transparency through our Brand Safety product suite. In Q1, we extended Conversation Settings to our Tweet Composer, giving advertisers the ability to control who can reply to their Promoted Tweets from within the Twitter Ads Manager, and we made updates to our Brand Safety Blocklist tool, making it much easier to add specific terms, thereby preventing ads from appearing alongside potentially unsafe content. In Q1, Twitter received the Trustworthy Accountability Group (TAG) Brand Safety Certified Seal, affording advertisers and agencies the assurance that Twitter has been independently audited to ensure compliance with TAG’s guidelines. Our partnership with TAG supplements our ongoing work with the Media Rating Council (MRC) and the Global Alliance for Responsible Media (GARM), and further reinforces our commitment to independent brand safety accreditation.

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(1) EyeSee & Twitter Internal Study, 2020.

Q1 2021 FINANCIAL AND OPERATIONAL DETAIL
Revenue
Total revenue was $1.04 billion in Q1, an increase of 28%, or 27% on a constant currency basis. Total US revenue was $556 million, an increase of 19%. Total international revenue was $480 million, an increase of 41%, or 38% on a constant currency basis. Japan remains our second largest market, growing 30% and contributing $170 million, or 16% of total revenue in Q1.
Total advertising revenue was $899 million, an increase of 32%, or 30% on a constant currency basis. Key results:
•By region, US advertising revenue totaled $464 million, an increase of 22% compared to a year over year increase of 27% last quarter. International ad revenue was $435 million, up 45%, or 41% on a constant currency basis, compared to a year over year increase of 35% last quarter. We saw continued momentum across key markets around the world, driven by our larger audience, and increased advertiser demand for digital ads in general.
•By advertiser objective, both brand and performance saw double-digit growth, with accelerating year-over-year growth in performance-based ad objectives. In Q1, we saw strong adoption of MAP across a number of key verticals including sports betting and cryptocurrency.
•By sales channel, large to mid-tier customers continue to represent a sizable majority of our advertising revenue. In Q1, we saw strong contribution from our SMB customers with double-digit year-over-year revenue growth reflecting increased investments in sales and product.
Data licensing and other revenue totaled $137 million, an increase of 9%, led by double-digit growth in MoPub. We expect mid-single digit growth in data licensing and other revenue in FY21 after a significant renewal cycle last year for many of our largest data licensing customers.
Advertising Metrics
Total ad engagements increased 11%, due to our growing audience and increased demand for ads on a year-over-year basis, offset in part by a mix shift to lower funnel ad formats which generally have lower engagement rates and higher CPEs.
Cost per engagement (CPE) increased 19%, primarily driven by the mix shift to lower funnel ad formats, as well as like-for-like price increases across most ad formats. As a reminder, CPE is an output of our ads auction process and will vary from one period to another based on geographic performance, auction dynamics, the strength of demand for various ad formats, and campaign objectives.
Expenses
Total costs and expenses (including cost of revenue and all operating expenses) grew to $984 million in Q1. Expense growth was 21%, driven by higher sales-related expenses, headcount growth, and infrastructure costs.
By function:
•Cost of revenue grew 34% to $381 million, driven by public cloud-related expenses, traffic acquisition costs, and revenue share expenses.
•Research and development expenses grew 25% to $251 million, primarily due to higher personnel-related costs as we continue to focus investments in engineering, product, design, and research.
•Sales and marketing expenses grew 6% to $235 million, primarily due to higher personnel-related costs, and sales-related expenses due to higher revenue, partially offset by lower travel expenses.
•General and administrative expenses grew 7% to $118 million, primarily due to higher personnel-related costs and professional fees, partially offset by decreased supporting overhead expenses.
SBC expenses grew 13% to $111 million and were approximately 11% of total revenue. We ended Q1 with more than 6,100 employees worldwide, up 20% year over year.

Operating income was $52 million, or 5% of total revenue, compared to an operating loss of $7 million, or -1% for the same period in 2020. The increase in year-over-year operating income is primarily due to improved year-over-year revenue conditions, partially offset by increased investment.
We delivered net income of $68 million in Q1, representing a net margin of 7% and diluted EPS of $0.08. This compares to a net loss of $8 million, with net margin of -1% and diluted EPS of -$0.01 in the same period of the previous year.
Balance Sheet and Statement of Cash Flows
We ended the quarter with approximately $8.81 billion in cash, cash equivalents, and marketable securities, inclusive of net proceeds of $1.42 billion from our offering of convertible notes in March, which is intended to prefund the $954 million convertible senior notes due in 2021 and provide for other general corporate purposes. Net cash provided by operating activities in the quarter was $390 million, an increase from $247 million in the same period last year. Capital expenditures totaled $179 million, compared to $121 million in the same period last year, driven by infrastructure investments in data center build-outs to support audience growth and product innovation. We reported adjusted free cash flow of $211 million, compared to adjusted free cash flow of $126 million in the same period last year.
We bought back a total of $162 million of stock during Q1 via our share repurchase program announced last year, bringing our total repurchase to $412 million to date. Our pace in future quarters may vary based on the operating environment, our capital needs, and market conditions.
Monetizable Daily Active Usage
Average mDAU was 199 million, an increase of 20%, primarily driven by ongoing product improvements and global conversation around current events. We grew US mDAU by 13% and international mDAU by 22%.
By region:
•Average US mDAU was 38 million for Q1, compared to 33 million in the same period of the previous year and compared to 37 million in Q4.
•Average international mDAU was 162 million for Q1, compared to 133 million in the same period of the previous year and compared to 155 million in Q4.
Looking ahead, the significant pandemic-related surge we saw last year creates challenging comps, and may lead to mDAU growth rates in the low double digits on a year-over-year basis in Q2, Q3, and Q4, with the low point in terms of growth likely in Q2.

Outlook
We are attracting more great people to Twitter than ever before and investing in our highest priorities to deliver on our long-term goals across consumer product, revenue product, and platform. As a result, we now expect headcount growth to more closely mirror expense growth in 2021, with headcount -- and total costs and expenses -- growing 25% or more on a year-over-year basis in 2021, ramping in absolute dollars over the course of the year.
As a reminder, SBC expense is closely tied to headcount, the timing of grants, and vesting, and we typically see a significant sequential increase in Q2 driven by the timing of refresh grants in the early part of the year. As such, we expect to report a sequential increase in SBC expense of $60 million or more in Q2. Expected full-year SBC expense has also increased to approximately $600 million, from our previous range of $525 million to $575 million, reflecting increased hiring and retention grants.
We continue to expect total revenue to grow faster than expenses in 2021, assuming the global pandemic continues to improve and that we see modest impact from the rollout of changes associated with iOS 14.5. How much faster will depend on various factors, including our execution on our direct response roadmap and macroeconomic factors.
For Q2’21:
•Total revenue is expected to be between $980 million and $1.08 billion.
•GAAP operating loss is expected to be between $170 million and $120 million.
For FY21:
•Stock-based compensation expense is expected to be approximately $600 million.
•Capital expenditures are expected to be between $900 million and $950 million.
Note that our outlook for Q2 and the full year 2021 reflects foreign exchange rates as of April 2021.
For more information regarding the non-GAAP financial measures discussed in this letter, please see "Non-GAAP Financial Measures" and the reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP below.
Appendix
First Quarter 2021 Webcast and Conference Call Details
Twitter will host a conference call today, Thursday, April 29, 2021, at 3pm Pacific Time (6pm Eastern Time) to discuss financial results for the first quarter of 2021. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using $TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @nedsegal, @Twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
Second Quarter Earnings Release Details
Twitter expects to release financial results for the second quarter of 2021 on July 22, 2021, after market close. Twitter will host a conference call on the same day to discuss these financial results at 3pm Pacific Time (6pm Eastern Time).
About Twitter, Inc. (NYSE: TWTR)
Twitter (NYSE: TWTR) is what’s happening and what people are talking about right now. To learn more, visit about.twitter.com and follow @Twitter. Let’s talk.

A Note About Metrics
Twitter defines monetizable daily active usage or users (mDAU) as people, organizations, or other accounts who logged in or were otherwise authenticated and accessed Twitter on any given day through twitter.com or Twitter applications that are able to show ads. Average mDAU for a period represents the number of mDAU on each day of such period divided by the number of days for such period. Changes in mDAU are a measure of changes in the size of our daily logged in or otherwise authenticated active total accounts. To calculate the year-over-year change in mDAU, we subtract the average mDAU for the three months ended in the previous year from the average mDAU for the same three months ended in the current year and divide the result by the average mDAU for the three months ended in the previous year. Additionally, our calculation of mDAU is not based on any standardized industry methodology and is not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies. Similarly, our measures of mDAU growth and engagement may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology.
The numbers of mDAU presented in our earnings materials are based on internal company data. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and engagement across our large number of total accounts around the world. Furthermore, our metrics may be impacted by our information quality efforts, which are our overall efforts to reduce malicious activity on the service, inclusive of spam, malicious automation, and fake accounts. For example, there are a number of false or spam accounts in existence on our platform. We have performed an internal review of a sample of accounts and estimate that the average of false or spam accounts during the first quarter of 2021 represented fewer than 5% of our mDAU during the quarter. The false or spam accounts for a period represents the average of false or spam accounts in the samples during each monthly analysis period during the quarter. In making this determination, we applied significant judgment, so our estimation of false or spam accounts may not accurately represent the actual number of such accounts, and the actual number of false or spam accounts could be higher than we have estimated. We are continually seeking to improve our ability to estimate the total number of spam accounts and eliminate them from the calculation of our mDAU, and have made improvements in our spam detection capabilities that have resulted in the suspension of a large number of spam, malicious automation, and fake accounts. We intend to continue to make such improvements. After we determine an account is spam, malicious automation, or fake, we stop counting it in our mDAU, or other related metrics. We also treat multiple accounts held by a single person or organization as multiple mDAU because we permit people and organizations to have more than one account. Additionally, some accounts used by organizations are used by many people within the organization. As such, the calculations of our mDAU may not accurately reflect the actual number of people or organizations using our platform.
In addition, geographic location data collected for purposes of reporting the geographic location of our mDAU is based on the IP address or phone number associated with the account when an account is initially registered on Twitter. The IP address or phone number may not always accurately reflect a person’s actual location at the time they engaged with our platform. For example, someone accessing Twitter from the location of the proxy server that the person connects to rather than from the person’s actual location.
We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy.

Forward-Looking Statements
This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "going to," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its outlook, guidance, retention and growth rates, and strategies to improve financial and operating performance; the impact of the COVID-19 pandemic and the timing of recovery on Twitter’s operations and personnel, on commercial activity and advertiser demand across Twitter’s platform, and on Twitter’s operating results, as well as on worldwide and regional economies; the impact of the rollout of iOS 14.5 on Twitter’s business and operating results; Twitter’s anticipated strategies, and product and business plans, and its priorities, product initiatives, and product development plans, including actions and disclosures regarding civic and information integrity, the expected benefits of direct response ad format efforts, as well as Topics, Twitter Spaces, and various product changes related to health and safety; Twitter’s expectations and strategies regarding the growth of its revenue, including the drivers of such growth, audience, and engagement (including, in each case, any potential impact of COVID-19), advertiser base and spending, and allocation of resources; and Twitter’s expectations regarding future capital expenditures, timing and amount of share repurchases, headcount growth and other expenses, including its SBC expenses. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties, including changes in our plans or assumptions, that could cause actual results to differ materially from those projected. These risks include the possibility that: the COVID-19 pandemic and related impacts will continue to adversely impact our business, financial condition, and operating results and the achievement of our strategic objectives, as well as the markets in which we operate and worldwide and regional economies; Twitter's total accounts and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations or fail to drive mDAU growth; advertisers continue to reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this letter to shareholders are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021. The forward-looking statements in this letter to shareholders are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures
To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including revenues excluding foreign exchange effect, which we refer to as on a constant currency basis, non-GAAP income before income taxes, non-GAAP provision for (benefit from) income taxes, non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, and adjusted free cash flow. In order to present revenues on a constant currency basis for the fiscal quarter ended March 31, 2021, Twitter translated the applicable measure using the prior year's monthly exchange rates for its settlement currencies other than the US dollar. Twitter defines non-GAAP income before income taxes as income (loss) before income taxes adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time non-recurring gain, if any; Twitter defines non-GAAP provision for (benefit from) income taxes as the current and deferred income tax expense commensurate with the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings; and Twitter defines non-GAAP net income (loss) as net income (loss) adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time non recurring gain, if any, and adjustment to income tax expense based on the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings. Non-GAAP diluted net income (loss) per share is calculated by dividing non-GAAP net income (loss) by non-GAAP diluted share count. Non-GAAP diluted share count is GAAP basic share count plus potential common stock instruments such as stock options, RSUs, shares to be purchased under employee stock purchase plan, unvested restricted stock, the conversion feature of convertible senior notes, and warrants. Twitter defines adjusted EBITDA as net income (loss) adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision for (benefit from) income taxes, restructuring charges, and one-time non-recurring gain, if any. Twitter defines non-GAAP costs and expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, restructuring charges, and one-time non-recurring gain, if any. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through finance leases, less proceeds received from the disposition of property and equipment).
Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.
Twitter believes that revenues on a constant currency basis, non-GAAP income before income taxes, non-GAAP provision for (benefit from) income taxes, non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, and non-GAAP costs and expenses provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance.
Twitter believes that revenues on a constant currency basis is a useful metric that facilitates comparison to its historical performance. Twitter believes that non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, and non-GAAP costs and expenses help identify underlying trends in its business that could otherwise be masked by expenses and one-time gains or charges, or the effects of the income tax benefits related to the establishment of deferred tax assets and the tax provisions from the establishment of a valuation allowance against deferred tax assets described above, which are non-operating benefits and expenses.
In addition, Twitter believes that adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, adjusted free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of its ability to fund its cash needs.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors:	Press:

ir@twitter.com	press@twitter.com

TWITTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$4,248,702	$1,988,429
Short-term investments	4,557,585	5,483,873
Accounts receivable, net	850,075	1,041,743
Prepaid expenses and other current assets	207,380	123,063
Total current assets	9,863,742	8,637,108
Property and equipment, net	1,620,001	1,493,794
Operating lease right-of-use assets	1,001,109	930,139
Intangible assets, net	62,718	58,338
Goodwill	1,316,461	1,312,346
Deferred tax assets, net	933,245	796,326
Other assets	186,799	151,039
Total assets	$14,984,075	$13,379,090
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$219,899	$194,281
Accrued and other current liabilities	684,697	663,532
Convertible notes, short-term	953,046	917,866
Operating lease liabilities, short-term	179,051	177,147
Total current liabilities	2,036,693	1,952,826
Convertible notes, long-term	3,552,784	1,875,878
Senior notes, long-term	693,241	692,994
Operating lease liabilities, long-term	899,757	819,748
Deferred and other long-term tax liabilities, net	32,033	31,463
Other long-term liabilities	32,917	36,099
Total liabilities	7,247,425	5,409,008
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	8,551,763	9,167,138
Treasury stock	(5,297)	(5,297)
Accumulated other comprehensive loss	(96,932)	(66,094)
Accumulated deficit	(712,888)	(1,125,669)
Total stockholders’ equity	7,736,650	7,970,082
Total liabilities and stockholders’ equity	$14,984,075	$13,379,090

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue	$1,036,018	$807,637
Costs and expenses
Cost of revenue	381,008	284,037
Research and development	250,709	200,388
Sales and marketing	234,592	221,287
General and administrative	117,527	109,368
Total costs and expenses	983,836	815,080
Income (loss) from operations	52,182	(7,443)
Interest expense	(13,185)	(33,270)
Interest income	11,001	32,897
Other income (expense), net	6	(7,719)
Income (loss) before income taxes	50,004	(15,535)
Benefit from income taxes	(18,001)	(7,139)
Net income (loss)	$68,005	$(8,396)
Net income (loss) per share:
Basic	$0.09	$(0.01)
Diluted	$0.08	$(0.01)
Weighted-average shares used to compute net income (loss) per share:
Basic	795,633	780,688
Diluted	872,187	780,688

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net income (loss)	$68,005	$(8,396)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	131,052	120,649
Stock-based compensation expense	110,873	97,903
Amortization of discount on convertible notes	—	21,504
Bad debt expense	(1,405)	14,067
Deferred income taxes	(23,873)	(7,024)
Impairment of investments in privately-held companies	—	8,003
Other adjustments	4,739	(8,425)
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	189,297	168,932
Prepaid expenses and other assets	(80,989)	(6,252)
Operating lease right-of-use assets	49,246	38,749
Accounts payable	(24,808)	(14,480)
Accrued and other liabilities	6,382	(139,168)
Operating lease liabilities	(38,335)	(39,295)
Net cash provided by operating activities	390,184	246,767
Cash flows from investing activities
Purchases of property and equipment	(181,181)	(122,667)
Proceeds from sales of property and equipment	1,835	1,623
Purchases of marketable securities	(1,370,830)	(1,233,530)
Proceeds from maturities of marketable securities	1,221,461	1,125,634
Proceeds from sales of marketable securities	1,067,603	722,253
Purchases of investments in privately-held companies	(30,867)	(1,339)
Investments in Finance Justice Fund	(10,200)	—
Business combinations, net of cash acquired	(8,378)	(14,780)
Other investing activities	(9,085)	(11,050)
Net cash provided by investing activities	680,358	466,144
Cash flows from financing activities
Proceeds from issuance of convertible notes	1,437,500	1,000,000
Purchases of convertible note hedges	(213,469)	—
Proceeds from issuance of warrants concurrent with note hedges	161,144	—
Debt issuance costs	(16,769)	(14,662)
Repurchases of common stock	(161,552)	—
Taxes paid related to net share settlement of equity awards	(10,569)	(11,693)
Payments of finance lease obligations	(565)	(9,966)
Proceeds from exercise of stock options	1,958	305
Net cash provided by financing activities	1,197,678	963,984
Net increase in cash, cash equivalents and restricted cash	2,268,220	1,676,895
Foreign exchange effect on cash, cash equivalents and restricted cash	(8,018)	(11,948)
Cash, cash equivalents and restricted cash at beginning of period	2,011,276	1,827,666
Cash, cash equivalents and restricted cash at end of period	$4,271,478	$3,492,613
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$—	$1,312
Changes in accrued property and equipment purchases	$57,030	$38,512
Reconciliation of cash, cash equivalents and restricted cash as shown in the consolidated statements of cash flows
Cash and cash equivalents	$4,248,702	$3,463,349
Restricted cash included in prepaid expenses and other current assets	3,516	1,846
Restricted cash included in other assets	19,260	27,418
Total cash, cash equivalents and restricted cash	$4,271,478	$3,492,613

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Non-GAAP net income and net income per share:
Net income (loss)	$68,005	$(8,396)
Exclude: Benefit from income taxes	(18,001)	(7,139)
Income (loss) before income taxes	50,004	(15,535)
Stock-based compensation expense	110,873	97,903
Amortization of acquired intangible assets	8,107	5,041
Non-cash interest expense related to convertible notes (1)	—	21,504
Impairment on investments in privately-held companies	—	8,003
Non-GAAP income before income taxes	168,984	116,916
Non-GAAP provision for income taxes	27,773	29,508
Non-GAAP net income	$141,211	$87,408
GAAP basic shares	795,633	780,688
Dilutive equity awards (2)	76,554	9,987
Non-GAAP diluted shares (3)	872,187	790,675
Non-GAAP diluted net income per share	$0.16	$0.11
Adjusted EBITDA:
Net income (loss)	$68,005	$(8,396)
Stock-based compensation expense	110,873	97,903
Depreciation and amortization expense	131,052	120,649
Interest and other expense (income), net	2,178	8,092
Benefit from income taxes	(18,001)	(7,139)
Adjusted EBITDA	$294,107	$211,109
Stock-based compensation expense by function:
Cost of revenue	$8,732	$5,756
Research and development	65,156	60,587
Sales and marketing	21,171	18,839
General and administrative	15,814	12,721
Total stock-based compensation expense	$110,873	$97,903
Amortization of acquired intangible assets by function:
Cost of revenue	$6,499	$5,041
Research and development	1,508	—
Sales and marketing	100	—
Total amortization of acquired intangible assets	$8,107	$5,041
Non-GAAP costs and expenses:
Total costs and expenses	$983,836	$815,080
Less: stock-based compensation expense	(110,873)	(97,903)
Less: amortization of acquired intangible assets	(8,107)	(5,041)
Total non-GAAP costs and expenses	$864,856	$712,136
Adjusted free cash flow:
Net cash provided by operating activities	$390,184	$246,767
Less: purchases of property and equipment	(181,181)	(122,667)
Plus: proceeds from sales of property and equipment	1,835	1,623
Adjusted free cash flow	$210,838	$125,723

(1) The Company adopted the new accounting standard update to simplify the accounting for convertible debt on January 1, 2021 using the modified retrospective method. The adoption eliminates the non-cash interest expense related to the conversion features of the convertible notes beginning in the first quarter of 2021.

(2) Gives effect to potential common stock instruments such as stock options, RSUs, shares to be issued under ESPP, unvested restricted stocks and warrants. There is no dilutive effect of the notes or the related hedge and warrant transactions in the three months ended March 31, 2020. Dilutive equity awards in the three months ended March 31, 2021 reflect the dilutive effect of the convertible notes upon adoption of the new accounting standard update to simplify the accounting for convertible debt as of January 1, 2021.

(3) GAAP dilutive shares are the same as non-GAAP dilutive shares for the three months ended March 31, 2021.

TWITTER, INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP CONSTANT CURRENCY REVENUE
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Revenue, advertising revenue, data licensing and other revenue, international revenue and international advertising revenue excluding foreign exchange effect (1):
Revenue	$1,036	$808
Foreign exchange effect on 2021 revenue using 2020 rates	(11)
Revenue excluding foreign exchange effect	$1,025
Revenue year-over-year change percent	28%
Revenue excluding foreign exchange effect year-over-year change percent	27%

Advertising revenue	$899	$682
Foreign exchange effect on 2021 advertising revenue using 2020 rates	(11)
Advertising revenue excluding foreign exchange effect	$888
Advertising revenue year-over-year change percent	32%
Advertising revenue excluding foreign exchange effect year-over-year change percent	30%

Data licensing and other revenue	$137	$125
Foreign exchange effect on 2021 data licensing and other revenue using 2020 rates	—
Data licensing and other revenue excluding foreign exchange effect	$137
Data licensing and other revenue year-over-year change percent	9%
Data licensing and other revenue excluding foreign exchange effect year-over-year change percent	9%

International revenue	$480	$339
Foreign exchange effect on 2021 international revenue using 2020 rates	(11)
International revenue excluding foreign exchange effect	$469
International revenue year-over-year change percent	41%
International revenue excluding foreign exchange effect year-over-year change percent	38%

International advertising revenue	$435	$301
Foreign exchange effect on 2021 international advertising revenue using 2020 rates	(11)
International advertising revenue excluding foreign exchange effect	$424
International advertising revenue year-over-year change percent	45%
International advertising revenue excluding foreign exchange effect year-over-year change percent	41%

(1) The sum of individual amounts may not always equal total amounts indicated due to rounding.